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                                                                     EXHIBIT 5.1
June 10, 1997


The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota  55102

Re:  Registration Statement on Form S-8

Gentlemen:

I have acted as counsel to The St. Paul Companies, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of 75,000 shares of the Company's Common Stock, no par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on or about June 10, 1997 (the "Registration Statement").

In this connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion.

In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons, and the conformity to original documents submitted to me as certified or photostatic copies.

Based on the foregoing, it is my opinion that:

1. The Company has corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2. The 75,000 shares of Common Stock that are being registered for sale by the Company under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the Plan referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,


/s/ Bruce A. Backberg
Bruce A. Backberg

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